For Period Ending 06/30/05

File No. 811-8274

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MassMutual Select Fundamental Value Fund (Series 24)

On February 10, 2005, Registrant purchased 83,900 shares issued by Huntsman Corp at a price of $23.00 per share, amounting to a $1,929,700 aggregate purchase price.  Jefferies & Co, an affiliate of Wellington Management Company, LLP, participated in the underwriting syndicate.  Merrill Lynch was the broker from whom the Fund purchased shares.

MassMutual Select Small Cap Growth Equity Fund (Series 11)

On June 22, 2005, Registrant purchased 2,500 shares issued by Lincoln Educational Service Corp at a price of $20.00 per share, amounting to a $50,000 aggregate purchase price.  Jefferies & Co, an affiliate of Wellington Management Company, LLP, participated in the underwriting syndicate.  Merrill Lynch was the broker from whom the Fund purchased shares.

On June 28, 2005, Registrant purchased 11,100 shares issued by NeuStar Inc at a price of $22.00 per share, amounting to a $244,200 aggregate purchase price.  Jefferies & Co, an affiliate of Wellington Management Company, LLP, participated in the underwriting syndicate.  Morgan Stanley was the broker from whom the Fund purchased shares.

MassMutual Select Small Company Growth Fund (Series 23)

On March 8, 2005, Registrant purchased 2,500 shares issued by International Securities Exchange at a price of $18.00 per share, amounting to a $45,000 aggregate purchase price.  Raymond James & Associates, Inc., an affiliate of Eagle Asset Management, Inc., participated in the underwriting syndicate.  Bear Stearns was the broker from whom the Fund purchased shares.

MassMutual Select Strategic Balanced Fund (Series 32)

On May 4, 2005, Registrant purchased 360 shares issued by Lazard at a price of $25.00 per share, amounting to a $9,000 aggregate purchase price.  Citigroup Global Markets, an affiliate of Salomon Brothers Asset Management, participated in the underwriting syndicate.  Goldman Sachs was the broker from whom the Fund purchased shares.